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Exhibit 4.15

THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the "ACT"). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE PAYEE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SECURED CONVERTIBLE PROMISSORY NOTE

$	October 14, 2005 Denver, Colorado

        FOR VALUE RECEIVED, LOCAL MATTERS, INC., a Delaware corporation ("Company"), hereby promises to pay to                        , an individual residing at                        ("Payee"), in lawful money of the United States of America and in immediately available funds, the principal sum of                         ($                        ) (the "Face Amount") together with accrued and unpaid interest thereon, each due and payable on the dates, in the manner, and subject to the terms and conditions set forth below.

        This Promissory Note (the "Note") is one of the Convertible Notes referred to in and is executed and delivered in connection with that certain Stock Purchase Agreement dated as of even date herewith executed by Company, the Payee and the other Shareholders (as defined therein) (as the same may from time to time be amended, modified or supplemented or restated, the "Purchase Agreement"). Additional rights and obligations of Payee are set forth in the Purchase Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

        1.    Conversion; Repayment.

          1.1    Conversion Upon Qualifying IPO.    In the event of a Qualifying IPO, on the Anniversary Date (as defined below), the Face Amount, together with all accrued and unpaid interest thereon, shall automatically convert into shares of the Company's common stock upon the closing of a Qualifying IPO at the IPO Price. For purposes of this Note, a "Qualifying IPO" refers to the underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of the Company's common stock, the closing of which occurs on or prior to the one-year anniversary of the date of issuance of this Note (the "Anniversary Date"). The IPO Price means the price per share paid by the public for a share of common stock of the Company in the Qualifying IPO.

          1.2    Partial Conversion and Partial Repayment Without Qualifying IPO.    In the event that no Qualifying IPO occurs on or prior to the Anniversary Date then, on the first business day following the Anniversary Date:

            (a)   eighty percent (80%) of the Face Amount, together with all accrued and unpaid interest thereon, shall automatically convert into shares of the Company's Series 3 Preferred Stock, having the rights, preferences and privileges as set forth in the Company's Restated Certificate of Incorporation (the "Series 3 Preferred"), as in effect on the date of Closing, at the price per share paid by the investors purchasing shares of Series 3 Preferred (the "Series 3 Purchase Price"); and

            (b)   twenty percent (20%) of the Face Amount, together with all accrued and unpaid interest thereon, shall be paid in cash to Payee.

        2.    Interest Rate.    Company further promises to pay interest on the Face Amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of six percent (6%) per annum. Interest shall be payable in cash or in shares of the Company's common stock, as applicable in accordance with Section 1. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default, Payee shall have the right by written notice to Company to prospectively increase the interest rate under this Note to be equal to fourteen (14%) percent per annum until such Event of Default is cured, but in no event to exceed the maximum rate allowed by law on commercial loans.

        3.    Place of Payment.    All amounts payable hereunder shall be payable to Payee at,                         , unless another place of payment shall be specified in writing by Payee.

        4.    Registration Rights.    In case the Company shall receive from the Payee (or its assigns) a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Company common stock issued or issuable upon conversion of this Note (a "Registration Request"), the Company will as soon as practicable (and in any event not later than thirty (30) days following the later of (a) the date of the Registration Request and (b) the S-3 Eligibility Date), effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all of the shares of Company common stock as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4 if Form S-3 (or any successor or similar form) is not available for such offering by the Payee (or its assigns). The date on which the Company is first eligible to file registration statements on Form S-3 is referred to herein as the "S-3 Eligibility Date." The Payee's (and its assigns') registration rights pursuant to this Section 4 shall expire if (a) the Company has completed its IPO and is subject to the provisions of the Securities Exchange Act of 1934, as amended, and (b) all shares of Company common stock held by and issuable to such Payee (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

        5.    Application of Payments.    Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

        6.    Secured Note.    The full amount of this Note is secured by the collateral (the "Collateral") identified and described as security therefor in the Security Agreements and the Pledge Agreement, each of even date herewith (the "Security Agreements") executed by and delivered by Company to Payee. Company shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien (as defined in the Security Agreements) on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreements. Payee shall release its lien on the Collateral upon delivery by Company to a restricted account acceptable to Payee, in its reasonable discretion and over which Payee has a first lien and security interest, of cash collateral in an amount equal to the Face Amount and all accrued but unpaid interest on this Note.

        7.    Set off.    All payments to be made under this Note shall be subject to setoff under the terms and conditions set forth in Section 7 of the Purchase Agreement. Any such setoffs shall be applied first to accrued interest and thereafter to installments of unpaid principal in the order of their maturity commencing with the earliest such installment.

        8.    Conversion.

          8.1    Mechanics and Effect of Conversion.    The "Conversion Price" shall mean the IPO Price or the Series 3 Purchase Price, as applicable. No fractional shares of Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Payee would otherwise be entitled, Company will pay to Payee in cash at the Conversion Price the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, Payee shall surrender this Note, duly endorsed, at the principal office of the Company or any transfer agent of the Company. At its expense, the Company will no later than the third day after receipt of this Note, issue and deliver to Payee, at such principal office, a certificate or certificates for the number of shares to which Payee is entitled upon such conversion, together with any other securities and property to which Payee is entitled upon such conversion under the terms of this Note, including a check payable to Payee for any fractional share.

          8.2    Reservation of Stock Issuable Upon Conversion.    Company shall at all times reserve and keep available out of its authorized but unissued shares of Company's common stock and Series 3 Preferred, solely for the purpose of effecting the conversion of this Note, such number of its shares of Company's common stock and Series 3 Preferred as shall from time to time be sufficient to effect the conversion of this Note. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, Company will take such corporate action as may, after consulting with its counsel, be necessary to increase its authorized but unissued shares of Company's common stock and Series 3 Preferred to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its common stock and Series 3 Preferred issuable based upon such adjusted Conversion Price.

          8.3    Payment of Taxes.    Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the Payee) that may be imposed in respect to the issue or delivery of shares of Company's common stock upon conversion of this Note.

          8.4    Hart-Scott-Rodino.    Notwithstanding any provision to the contrary herein, this Note shall convert only (i) if no filing is required in connection with the conversion in order to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (a "Required Filing"); or (ii) after a Required Filing has been filed and upon the expiration or termination of any waiting period required in connection with such Required Filing.

          8.5    Adjustments to the Conversion Price.    Upon the occurrence of any of the following events prior to the conversion of this Note, the Conversion Price shall be adjusted as provided below:

            (a)    Adjustment for Stock Splits and Combinations.

        (1)
        If, following the Qualifying IPO (if applicable) and before the conversion of this Note in accordance with Section 1.1 hereof, the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding shares of Company's common stock, then the Conversion Price then in effect immediately before such subdivision shall be proportionately decreased; conversely, if Company shall at any time or from time to time after the date hereof reduce the outstanding shares of Company's common stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased.

        (2)
        If, following the date on which shares of Series 3 Preferred are first issued and sold and before the conversion of this Note in accordance with Section 1.2(a) hereof (if applicable), the Company shall effect a subdivision of the outstanding shares of Series 3 Preferred, then the Conversion Price applicable to a conversion in accordance with Section 1.2(a) hereof, if applicable, then in effect immediately before such subdivision shall be proportionately decreased; conversely, if Company shall at any time or from time to time after the date hereof reduce the outstanding shares of Company's Series 3 Preferred by combination or otherwise, the Conversion Price applicable to a conversion in accordance with Section 1.2(a) hereof, if applicable, then in effect immediately before the combination shall be proportionately increased.

        (3)
        Any adjustment under this Section 8.5(a) shall become effective at the close of business on the date such subdivision or combination becomes effective.

            (b)    Adjustment for Certain Dividends and Distributions Following a Qualifying IPO.    In the event that the Company at any time or from time to time, following the Qualifying IPO and before the conversion of this Note in accordance with Section 1.1 hereof, shall make or issue, or fix a record date for the determination of holders of shares of Company's common stock entitled to receive, a dividend or other distribution payable in additional shares of Company's common stock or other securities, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

        (1)
        The numerator of which shall be the total number of shares of Company's common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

        (2)
        The denominator of which shall be the total number of shares of Company's common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Company's common stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 8.5(b)(2) as of the time of actual payment of such dividends or distributions.

            (c)    Adjustment for Certain Dividends and Distributions Following the Issuance of Series 3 Preferred.    In the event that the Company at any time or from time to time, following the date on which shares of Series 3 Preferred are first issued and sold and before the conversion of this Note in accordance with Section 1.2(a) hereof (if applicable), shall make or issue, or fix a record date for the determination of holders of shares of Company's Series 3 Preferred entitled to receive, a dividend or other distribution payable in additional shares of Company's common stock or other securities, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

        (1)
        The numerator of which shall be the total number of shares of Company's common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

        (2)
        The denominator of which shall be the total number of shares of Company's common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Company's common stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price applicable to a conversion in accordance with Section 1.2(a) hereof, if applicable, then in effect immediately before the combination shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 8.5(c)(2) as of the time of actual payment of such dividends or distributions.

            (d)    Adjustment for Reclassification, Exchange or Substitution.

        (1)
        If, following the Qualifying IPO and before the conversion of this Note in accordance with Section 1.1 hereof, the shares of Company's common stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, exchange, substitution or otherwise (other than a subdivision or combination of shares or stock dividend, or a reorganization, merger, consolidation or sale of assets provided for in Section 8.5(e)), then and in each such event the Payee shall thereafter be entitled to receive, upon conversion of this Note, the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification, exchange, substitution, or other change, by a holder of the number of shares of Company's common stock deliverable upon conversion of this Note immediately prior to such reorganization, reclassification, exchange, substitution or change, all subject to further adjustment as provided herein.

        (2)
        If, following the date on which shares of Series 3 Preferred are first issued and sold and before the conversion of this Note in accordance with Section 1.2(a) hereof (if applicable), the shares of Series 3 Preferred issuable upon the conversion of this Note pursuant to Section 1.2(a) hereof shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, exchange, substitution or otherwise (other than a subdivision or combination of shares or stock dividend, or a reorganization, merger, consolidation or sale of assets provided for in Section 8.5(e)), then and in each such event the Payee shall thereafter be entitled to receive, upon conversion of this Note, the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification, exchange, substitution, or other change, by a holder of the number of shares of Company's Series 3 Preferred deliverable upon conversion of this Note pursuant to Section 1.2(a) hereof (if applicable) immediately prior to such reorganization, reclassification, exchange, substitution or change, all subject to further adjustment as provided herein.

            (e)    Reorganizations, Mergers, Consolidations or Sales of Assets.

        (1)
        If at any time or from time to time, following the Qualifying IPO and before the conversion of this Note in accordance with Section 1.1 hereof, there shall be a capital reorganization of the shares of Company's common stock (other than a subdivision, combination, reclassification, or exchange of shares provided for in Section 8.5(d)) or a merger or consolidation of Company with or into another corporation or other entity, or the sale of all or substantially all of Company's assets to any other entity or person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Payee shall thereafter be entitled to receive upon conversion of this Note the number of shares of Company's common stock or other securities or property of Company, or the successor entity resulting from such merger or consolidation or sale, to which a holder of that number of shares of Company's common stock deliverable upon conversion of this Note immediately prior to such capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8.5 with respect to the rights of the Payee after the capital reorganization, merger, consolidation or sale to the end that the provisions of this Section 8.5 (including adjustment of the Conversion Price then in effect and the number of shares deliverable upon conversion of this Note) shall be applicable after that event as nearly equivalent as may be practicable.

        (2)
        If at any time or from time to time, following the date on which shares of Series 3 Preferred are first issued and sold and before the conversion of this Note in accordance with Section 1.2(a) hereof (if applicable), there shall be a capital reorganization of the shares of Company's Series 3 Preferred (other than a subdivision, combination, reclassification, or exchange of shares provided for in Section 8.5(d)) or a merger or consolidation of Company with or into another corporation or other entity, or the sale of all or substantially all of Company's assets to any other entity or person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Payee shall thereafter be entitled to receive upon conversion of this Note the number of shares of Company's common stock or other securities or property of Company, or the successor entity resulting from such merger or consolidation or sale, to which a holder of that number of shares of Company's Series 3 Preferred deliverable upon conversion of this Note pursuant to Section 1.2(a) (if applicable) immediately prior to such capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8.5 with respect to the rights of the Payee after the capital reorganization, merger, consolidation or sale to the end that the provisions of this Section 8.5 (including adjustment of the Conversion Price then in effect and the number of shares deliverable upon conversion of this Note) shall be applicable after that event as nearly equivalent as may be practicable.

            (f)    Notice of Adjustment.    In each case of adjustment or readjustment of the Conversion Price for the number of shares of Company's common stock or Series 3 Preferred or other securities issuable upon conversion of this Note, Company, within five days of each such adjustment or readjustment, shall notify in writing Payee of such adjustment or readjustment and shall provide in such notice a calculation in reasonable detail of such adjustment or readjustment.

            (g)    Notices of Record Date.    In the event of (i) any taking by Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification, recapitalization, exchange or substitution of the capital stock of Company, any merger or consolidation of Company, or any transfer of all or substantially all of the assets of Company to any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of Company, Company shall mail to the Payee at least 10 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, exchange, substitution, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) at the time, if any is to be fixed, as to when the holders of record of shares of Company's common stock or Series 3 Preferred (or other securities) shall be entitled to exchange their shares of Company's common stock or Series 3 Preferred (or other securities) for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, transfer, consolidation, merger, dissolution, liquidation or winding up.

        9.    Default.    Each of the following events shall be an "Event of Default" hereunder:

          9.1    Company fails to pay timely any of the principal due under this Note within five (5) days of the date the same becomes due and payable or any accrued interest or other amounts due under this Note within five (5) days of the date the same becomes due and payable;

          9.2    Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

          9.3    An involuntary petition is filed against Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of Company;

          9.4    Company breaches any material representation, warranty or covenant in, or fails to perform any material obligations under, this Note or the Security Agreements, and such breach or failure is not cured within thirty (30) days following written notice of such breach or failure delivered by Payee to Company;

          9.5    Company defaults in the payment of any amounts or in the performance of any obligations contained in any credit agreement, promissory note, lease or other agreement relating to any indebtedness of Company to any person (other than under this Note) in excess of $250,000, and any grace period applicable to such default has elapsed;

          9.6    Judgment for the payment of money in excess of $250,000 (which is not covered by insurance) is rendered by any court or other governmental body against Company, and Company does not discharge the same or procure a stay of execution thereof within thirty (30) days from the date of entry thereof, and within such 30-day period (or such longer period during which execution of such judgment shall have been stayed) Company does not appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserve therefor as may be required under generally accepted accounting principles; or

          9.7    Company breaches any material representation, warranty or covenant in, or fails to perform any material obligation under, the Purchase Agreement, and such breach or failure is not cured within thirty (30) days following written notice of such breach or failure delivered by Payee to Company, and such uncured breach or failure has, or will have, a material adverse effect on the Company and its subsidiaries taken as a whole.

        Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Payee, and, in the case of an Event of Default pursuant to 9.2 or 9.3 above, automatically, be immediately due, payable and collectible by Payee pursuant to applicable law.

        10.    Market Stand-Off Agreement.    Payee shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Company common stock (or other securities of the Company) held by Payee, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Act in connection with the Qualifying IPO (referred to herein as the "Lock-Up Period"). Payee agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company's stock are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

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        11.    Waiver.    Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

        The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

        Any term, covenant, agreement or condition of this Note may, only with the written consent of the Company and Payee, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), altered, modified or amended.

        12.    Governing Law.    This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

        13.    Non-Negotiable; Transfer; Successors and Assigns.    THIS NOTE IS NON-NEGOTIABLE. Payee may not assign or otherwise transfer this Note without the prior written consent of Company, which shall not be unreasonably withheld or delayed. Subject to the foregoing, the provisions of this Note shall inure to the benefit of and be binding on any successor to Company and shall extend to any holder hereof.

COMPANY
LOCAL MATTERS, INC. 1221 Auraria Parkway Denver, CO 80202	By:
Printed Name:
Title:

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

PAYEE
Signature:
Printed Name:

SIGNATURE PAGE TO CONVERTIBLE NOTE

Schedule to Form of Secured Convertible Promissory Note

Name	Note Amount	Date
Tyler Houston	$1,950,000	October 14, 2005
Shane Brinkerhoff	$1,950,000	October 14, 2005
Dustin Moore	$1,950,000	October 14, 2005
Aaron Bromagem	$650,000	October 14, 2005

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SECURED CONVERTIBLE PROMISSORY NOTE